Pantry, Inc.	Exhibit 99.1

The Pantry Announces Strategic Gasoline Branding & Supply Alliances

SANFORD, N.C., Mar 3, 2003 (BUSINESS WIRE)—The Pantry, Inc. (NASDAQ: PTRY), a leading convenience store chain with 1,280 locations in the Southeastern United States, today announced it has reached agreements with BP Products, NA (BP(R)) and Citgo Petroleum Corporation (Citgo(R)) to brand and supply most of its gasoline products for the next five years.

After a twelve to eighteen month conversion, BP(R) will supply approximately thirty five percent of The Pantry’s total gasoline volume, which will be sold under the BP/Amoco(R) brand. Citgo(R) will supply both The Pantry’s private label gasoline, which will be sold under its own Kangaroo(R) brand, and Citgo(R) branded gasoline. Including private label, Citgo(R) will supply approximately fifty percent of The Pantry’s total gasoline volume. The remaining locations, primarily in Florida, will remain branded and supplied by Chevron which continues to be a strong brand in these markets.

Peter J. Sodini, The Pantry’s President & CEO, commented, “After months of extensive analysis and negotiation we are very pleased with our new long term partnerships with BP(R) and Citgo(R). We believe this important strategic move will enable The Pantry to leverage its vast network of locations by consolidating into two very strong brands, providing a more consistent operating identity. Further, we believe Citgo’s commitment to supply most of our unbranded gallons will facilitate the growth of our Kangaroo(R) brand gasoline.”

The Pantry stated that it expects the entire conversion process to take 18 to 24 months and that approximately 1,000 locations would be re-imaged at a cost to The Pantry of $10-$15 million over the next two years. Mr. Sodini concluded, “The network effects and benefits from this initiative will nicely complement all of the in-store merchandising enhancements we have been rolling out during the past 12 months. Upon completion we hope to achieve annualized benefits in the $10 million range which we intend to utilize to finance gasoline volume growth while maximizing our margin per gallon.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading convenience store operator in the southeastern United States and the second largest independently operated convenience store chain in the country. As of December 26, 2002, The Pantry operated 1,280 stores in ten southeastern states under approximately two dozen banners including The Pantry(R), Handy Way, Lil Champ Food Store(R), Quick Stop, Zip Mart, Kangaroo(R), Fast Lane(R), Big K, Depot and Mini Mart. These stores offer a broad selection of merchandise, gasoline and ancillary services designed to appeal to the convenience needs of its customers. For more information visit the “Corporate” section of The Pantry’s Web site at www.thepantry.com.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements made by the Company in this press release relating to its branding initiatives and non-historical statements that are generally preceded by words or phrases such as “intends”, “targets”, “outlooks”, “expects”, “believes”, “anticipates”, “hopes”, “plans” and similar words or phrases constitute “forward-looking statements” within the meaning of the Act. These forward-looking statements are based on The Pantry’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect results and events, including, without limitation, fluctuations in domestic and global petroleum markets; the inability to successfully promote and operate the Citgo(R) and BP(R) brands; the inability to develop a more consistent operating identity; the inability to achieve and utilize the hoped for annualized benefits; changes in the competitive landscape of the convenience store industry; the effect of national and regional economic conditions on the convenience store industry or our vendors or customers; consumer demand for our product offerings; gasoline demand; capital markets and the Company’s access to capital; increases in interest rates; the effect of regional weather conditions on customer traffic; the effect of store closings; financial difficulties of suppliers; environmental risks associated with storing and selling petroleum products; the effect or impact of any announced or prospective Company initiatives; the business environment generally; governmental regulations, acts of war or terrorist activity; the risks and uncertainties described from time to time in The Pantry’s filings with the Securities and Exchange Commission (“the SEC”). For a discussion of these and other risks and uncertainties, please refer to The Pantry’s reports and filings with the SEC. In addition, the forward-looking statements included in this press release are based on, and include, the Company’s estimates as of March 3, 2003. The Pantry anticipates that subsequent events and market developments will cause the Company’s estimates to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

CONTACT: The Pantry, Inc.

Dan Kelly, 919/774-6700